Supply  Agreement,  dated  January  8,  2004,  between,

Salmon Express Inc. (the "Company")

and

marco.fernandez  (the  "Supplier")  .

Preambles:

WHEREAS, the Company is in the business of selling Salmon and other Seafood Products;

WHEREAS, the Supplier is in the business. of creating assembling and editing web sites

WHEREAS, the Supplier in 2003 has provided the Company with the Salmon Express web site and will continues to up date and modify

The  parties  agree  as  follows:

During the year of 2004, the Supplier will maintain the Salmon Express web site, making any changes or alterations for the rate of 40.00 CDN per hour.

Payment  Schedule:

Payment  will  always be half of the estimate in advance and half upon delivery.

The  forgoing  is  agreed  this  8th  day  of  January,  2004


/s/  Pete  Smith
--------------------------------------------
Salmon  Express  Inc.
Per  Pete  Smith,  President



/s/  Marco  Fernandez
--------------------------------------------
per  Marco  Fernandez